Exhibit 10.3

COST SHARING AND OPERATING AGREEMENT

THIS COST SHARING AND OPERATING AGREEMENT (this “Agreement”) is made and entered into as of May __, 2025 by and between Kenneth D. Moelis (“Mr. Moelis”), a citizen of the United States and a resident of the State of California, Moelis & Company Group LP (“Group LP”), a Delaware limited partnership, and Brindle Capital, Inc., a Delaware corporation (“Brindle Capital”). Mr. Moelis, Group LP, and Brindle Capital are hereinafter also individually referred to as “Party” and collectively as “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties, as lessees, have entered into that certain Aircraft Dry Lease Agreement of even date hereof (the “Lease”) with Moelis & Company Manager LLC (“Lessor”), a Delaware limited liability company, with respect to the Bombardier Inc. model BD-700-1A10 (also known by its trade name Global 6500) aircraft bearing manufacturer’s serial number 60162 and United States Federal Aviation Administration (“FAA”) Registration Number N909ZM, together with its two (2) Rolls-Royce Deutschland Ltd. & Co KG model BR700-710D5-21 aircraft engines bearing manufacturer’s serial numbers 56297 and 56298, one (1) Honeywell model RE220[GX] auxiliary power unit bearing manufacturer’s serial number P-1176, and the avionics, instruments, equipment, components, parts, accessories, appliances, and furnishings installed in or attached or appurtenant thereto, and related aircraft log books, maintenance and flight manuals and records (collectively, the “Aircraft”);

WHEREAS, there is substantial variation among the Parties in their respective contemplated use of the Aircraft; and

WHEREAS, the Parties wish to memorialize their agreement regarding their utilization of the Aircraft and their sharing and allocation of the lease and operating costs of the Aircraft with effect from the Effective Date (as defined in the Lease).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties agree as follow:

1.
Use and Operation of the Aircraft.

The Parties agree that each Party shall, from time to time, on a noncontinuous basis, have exclusive use of the Aircraft pursuant to the Lease. The Parties shall coordinate their respective utilization of the Aircraft by giving advance notice to the Service Provider (as defined in Section 4), by telephone and/or e-mail, of any proposed use of the Aircraft, including commencing and ending dates of flights and projected destinations. The Party who first gives notice to the Service Provider of a proposed flight shall have the right to use the Aircraft for such noticed flight (i.e., on a first-come, first-serve basis). In the event a scheduling conflict should arise, which the Parties cannot mutually resolve after consulting with each other, the Party who first reserved the use of the Aircraft for the particular flight shall have priority. The Parties shall estimate their respective flight hours utilization of the Aircraft during the first twelve (12) consecutive calendar months of this Agreement and shall

1

prepare with the Service Provider an Aircraft budget of the estimated operational expenses for such period. For the purpose of this Agreement, flight hours, or any fraction thereof to the nearest 1/10 hour, shall be measured as recorded by the Flight Management System of the Aircraft.

2.
Operational Control of the Aircraft.

Each Party acknowledges and agrees that the Aircraft shall be operated exclusively under Part 91 of the Federal Aviation Regulations (“FARs”). Either Mr. Moelis, Group LP, or Brindle Capital, as the case may be, when in possession of and using the Aircraft, shall have and retain operational control of the Aircraft as defined in the applicable FARs (FARs § 1.1 General Definitions: Operational control, with respect to a flight, means the exercise of authority over initiating, conducting or terminating a flight) during the period of such possession and use by such Party. Likewise, for federal tax purposes, including applicable provisions of the United States Internal Revenue Code, as amended, and the Regulations and rulings promulgated thereunder, either Mr. Moelis, Group LP, or Brindle Capital, when in possession of and using the Aircraft, shall have and retain “possession, command and control” of the Aircraft during the period of such possession and use by such Party.

Mr. Moelis, Group LP, and Brindle Capital acknowledge and agree that each Party, when operating the Aircraft, shall obtain and utilize duly-qualified, current and type-rated pilots, whose licenses are in good standing, who meet the requirements established and specified by the insurance policies required under the Lease and by the FAA, and who have attended and successfully completed Bombardier's approved training course for the Aircraft. Mr. Moelis or Group LP or Brindle Capital further expressly acknowledge that, with respect to each Party's utilization of the Aircraft, solely that Party utilizing the Aircraft (i) shall have the sole discretion and power to designate which pilots fly the Aircraft; (ii) shall have exclusive control and direction over said pilots; and (iii) shall have the power to substitute or otherwise terminate the pilots proposed or supplied by the Service Provider, for and on behalf and at the request of each such Party, and cause other competent duly qualified, current and type rated pilots, who conform to the requirements set forth hereinabove, to be hired for that Party's respective flights of the Aircraft.

Mr. Moelis, Group LP, and Brindle Capital acknowledge and agree that, in accordance with the applicable FARs, the flight crew provided by the Service Provider, for and on behalf and at the request of each Party, and accepted by each such Party or otherwise hired or assigned by each of the Parties in connection with their respective flights, shall have full and exclusive authority to exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Each Party specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take any other such action which, in the considered judgment of the assigned pilot in command, is necessitated by safety considerations. No such action by the pilot in command will create or support any liability for loss, injury, damage or delay to any Party or any other person. The Parties further agree that no Party will be liable for delay or failure to timely furnish or return the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions or acts of God.

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3.
Compliance with Lease.

Each Party represents to the other that they shall take no action or omit to take any action which shall result in such Party not being in compliance with the terms and conditions of the Lease.

4.
Selection of Service Provider.

The Parties agree and consent to select an independent service provider (the “Service Provider”), mutually acceptable to the Parties, having substantial expertise and specialization in business aviation and specifically regarding the operations of executive business jet aircraft, for the purpose of providing specialized services with respect to the scheduling, operations and the maintenance of the Aircraft by the Parties during the Lease in accordance with the terms of this Agreement. The Parties shall cause the Service Provider to prepare an annual budget of the estimated costs and expenses associated with the operation of the Aircraft and related activities. Notwithstanding anything to the contrary set forth herein, each Party reserves the right to retain a separate independent service provider by giving written notice to the other Parties, whereupon such Party shall be solely responsible for the fees and expenses charged by such separate service provider.

5.
Operating Costs and Allocation.

The Parties agree and accept that, for the purpose of this Agreement and the billing, allocation and payment of the costs associated with the operation of the Aircraft, such costs shall be divided into four categories and paid by the Parties as set forth hereinbelow:

5.1
Fixed Operating Costs.
5.1.1
Definition of Fixed Operating Costs. The Fixed Operating Costs shall be the cost of the following: fixed monthly rentals under the Lease (“Fixed Rentals”); insurance; hangar and storage rentals; flight crew personnel as employed and charged by the Service Provider and training of said flight crew personnel (initial and recurrent); a qualified mechanic as employed and charged by the Service Provider and training (initial and recurrent) of said mechanic; cabin attendant(s) as employed and charged by the Service Provider and any specialized training course of said cabin attendant(s); other professional personnel expressly required by the Parties for specialized services in connection with their flight and travel activities and related logistical arrangements; training flights; Service Provider's management or administrative fees; those scheduled maintenance costs of airframe, engines, thrust reversers and avionics that are not covered by the specific plans and programs set forth under Section 5.2.1 (i.e., CorporateCare and Smart Parts as such terms are defined therein); the fees of the CAMP (“CAMP”) maintenance tracking system for the Aircraft; maintenance and flight manual subscriptions; software updates; database for Flight Management System; navigation chart services; publications; aeronautical registration fees; property taxes that are the responsibility of the Parties under the Lease, if any; and any other costs and expenses relating directly or indirectly, to the operation of the Aircraft, which are not expressly included under Sections 5.2.1, 5.3.1, and 5.4.1 hereof.

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5.1.2
Payment of Fixed Operating Costs. The Parties agree that the Fixed Operating Costs shall be allocated to and paid by the Parties pro rata according to each Party's utilization of the Aircraft. The Parties shall cause the Service Provider to deliver to each Party, no later than the twentieth (20th) day of each month, a statement of the actual Fixed Operating Costs incurred during the previous month, together with the amount of such costs allocated to each Party based on the estimated annual utilization of the Aircraft, which amount shall be payable by such Party in accordance with Section 6. For the purpose of the preceding sentence, the estimated utilization of the Aircraft by each Party shall be the contemplated utilization of such Party during the period from the Effective Date through December 31, 2025 as set forth in Exhibit “A” attached hereto for statements delivered prior to January 1, 2026, and such Party’s actual utilization of the Aircraft during the foregoing initial period for statements delivered on or after January 1, 2026 through December 31, 2026. Thereafter, the estimated annual utilization of the Aircraft shall be made on the basis of the actual utilization during the preceding twelve (12) months ending on December 31st (by way of clarification, the foregoing shall not modify in any manner that the Fixed Operating Costs shall be allocated to and paid by the Parties pro rata according to each Party’s actual utilization of the Aircraft as set forth hereinbelow).

No later than January 20th of each year during the term of this Agreement (or at such time as this Agreement is terminated), the Parties shall cause the Service Provider to deliver to each Party a statement of the aggregate amount of actual Fixed Operating Costs allocated to such Party based on the estimated utilization of the Aircraft for the preceding period (or on the termination date of this Agreement) and the aggregate amount of actual Fixed Operating Costs allocable to such Party based on the actual utilization of the Aircraft by the Parties during such preceding period (or on the termination date of this Agreement). Any excess of the amount of Fixed Operating Costs allocated over the amount of Fixed Operating Costs allocable shall be credited to such Party and any excess of Fixed Operating Costs allocable over the amount of Fixed Operating Costs allocated shall be payable by such Party in accordance with Section 6.

5.2
Direct Operating Costs.
5.2.1
Definition of Direct Operating Costs. The Direct Operating Costs, for the purposes of this Agreement, shall be the cost of the following: fuel, oil and other lubricants; the service rate per engine flying hour of the Rolls Royce CorporateCare program (“CorporateCare”) with respect to the engines; the hourly usage rate charges of the Bombardier Smart Parts Preferred program (“Smart Parts”) with respect to the airframe and its components and systems and the auxiliary power unit; the crew expenses for airline travel, ground transportation, lodging, meals and other similar expenses related to the crew's activities in connection with the operation of the Aircraft; compensation paid to qualified contract pilot(s) hired for specific flight(s) at the express request of the Party operating the Aircraft for such flight(s); compensation paid to contract cabin attendant(s) hired for specific flight(s) at the express request of the Party operating the Aircraft for such flight(s); compensation paid to other contract professional personnel hired to render specialized services in connection with specific flight and travel arrangements at the express request of the Party operating the Aircraft for such flight(s); weather services; flight service fees; flight planning fees; over flight fees; landing, ramp, parking, tie-down and ground handling fees; de-icing charges; storage and hangar use charges at temporary locations during Aircraft

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flights; airport civilian aviation charges; customs and immigration charges; supplies; catering; communication charges, in-flight telephone calls, telecopier and data transmissions; and miscellaneous flight expenses.
5.2.2
Payment of Direct Operating Costs. The Direct Operating Costs incurred with respect to an Aircraft flight shall be paid by the Party utilizing and having operational control of the Aircraft for such flight within the meaning of the FARs Part 91. The Service Provider will issue, no later than the twentieth (20th) day of each month, separate statements directly to each Party for the Direct Operating Costs attributable to that Party's utilization of the Aircraft.
5.3
Unscheduled Maintenance Costs.
5.3.1
Definition of Unscheduled Maintenance Costs. The Unscheduled Maintenance Costs, for purposes of this Agreement, shall be the cost of the following: compliance with applicable FAA Airworthiness Directives and manufacturers’ Mandatory Service Bulletins, and all those items of unscheduled maintenance which are not included in CAMP and the recommended inspection program of the Aircraft.
5.3.2
Payment of Unscheduled Maintenance Costs. Any cost of Unscheduled Maintenance Costs shall be allocated to and paid by the Parties pro rata according to each Party's actual utilization of the Aircraft since the commencement date of this Agreement to the date such cost is incurred.
5.4
Nonrecurring Costs.
5.4.1
Definition of Nonrecurring Costs. The Nonrecurring Costs, for the purposes of this Agreement, shall be the cost of the following: customary and routine refurbishments, improvements, upgrades and similar modifications, additions and alterations to the Aircraft, its engines and avionics, as permitted in accordance with the terms and conditions of the Lease.
5.4.2
Payment of Nonrecurring Costs. Prior to incurring any Nonrecurring Costs, the Parties shall consult with each other and approve the anticipated expenditure. The cost of such Nonrecurrent Costs shall be allocated to and paid by the Parties pro rata according to each Party's utilization of the Aircraft since the commencement date of this Agreement to the date such cost is incurred.
6.
Bank Account and Payments.

The Parties agree to pay all amounts shown as due in accordance with this Agreement on statements from the Service Provider within seven (7) days from receipt of such statements, by depositing such sums directly into a trust account established by the Service Provider at a bank approved by the Parties (the “Trust Account”).

7.
Operating Costs Deposit.

As a deposit toward the monthly payments of the costs and expenses associated with the operation of the Aircraft, the Parties shall deposit or cause to be deposited into the Trust

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Account on or around the date of the delivery of the Aircraft to the Parties, an amount determined and mutually agreed with the Service Provider (the “Operating Costs Deposit”), which shall be credited among the Parties pro rata based upon their respective utilization of the Aircraft during the initial period of the Effective Date through December 31, 2025. The Service Provider, within twenty days after the end of each month, shall furnish each Party with a statement detailing all credits and debits to the Trust Account for the preceding month, without consideration of the amount of the Fixed Operating Costs Deposit. Within seven days of receipt of such statement, each Party shall reimburse the Trust Account by the amount that the debits exceed the credits for such Party.

8.
Indemnification.
8.1
Scope of Indemnification. Each Party shall indemnify the other Party (the “Indemnitee”) from and against any all claims, demands, liabilities, costs (including without limitation, attorneys' fees and costs), expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of any nature whatsoever, known or unknown, liquidated or unliquidated, that may be incurred by the Indemnitee or in which the Indemnitee may become involved, arising out of such Party's breach of this Agreement or operation of the Aircraft in any manner or for any purpose excepted from coverage under the insurance maintained by the Parties pursuant to the terms of the Lease.
8.2
Cumulative Rights. The right of any Indemnitee to the indemnification provided in this Section 8 shall be in addition to any rights such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee's successors, assigns and legal representatives.
9.
Relationship of the Parties.

The Parties intend this Agreement to provide solely for the sharing of the costs of the lease and operation of the Aircraft. The Parties do not intend to form a partnership under any laws, including the laws of the State of California or the United States of America, any of its states, or the laws of any other jurisdiction. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal and agent relationship between or among the Parties hereto or be construed to evidence the intention of the Parties to constitute such.

10.
Termination.

This Agreement shall terminate and all rights and obligations of the Parties under this Agreement shall cease upon the termination of the Lease or upon the written consent of the parties, subject, however, to each of the Parties promptly settling any outstanding amounts due or receiving reimbursement of any amounts to be credited pursuant to the provisions of Section 5.

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11.
Miscellaneous.
11.1
Section Headings. Section and other headings and captions contained in this Agreement are for reference purposes only and are in no way intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
11.2
Counterpart Originals. This Agreement and any amendment hereto may be executed in any number of counterparts with the same effect as if the Parties hereto had signed the same document; provided, however, that the counterparts in the aggregate shall have been executed by all of the Parties hereto. All counterparts shall be construed together and shall constitute one and the same instrument. The Parties may exchange executed copies transmitted by PDF e-mail, provided the executed originals are forwarded by mail or courier.
11.3
Agreement Negotiated. The Parties to this Agreement are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement. The Parties agree that no presumptions relating to the interpretation of contracts against the drafter of any particular clause should or may be applied in this case and, therefore, waive their effects.
11.4
Governing Law. The Parties agree that the provisions of this Agreement shall be construed and enforced according to the laws of California regardless of the choice of laws provisions of California or any other jurisdiction.
11.5
Arbitration. Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before one neutral arbitrator. Such arbitrator shall be an attorney licensed to practice law in the United States, actively engaged in the practice of law for at least ten years and having at least five years of experience with and knowledge of business aviation. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rule & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid or arbitration from a court of appropriate jurisdiction, or injunctive relief.
11.6
Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be illegal, invalid, unlawful, void, or unenforceable, then such provision shall be enforced to the extent that it is not illegal, invalid, unlawful, void or unenforceable, and the remainder of this Agreement shall continue in full force and effect.
11.7
Prior Agreements. This Agreement contains all of the agreements of the Parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. The Parties acknowledge that all such prior agreements, representations and negotiations are deemed superseded by the execution of this Agreement to the extent they are not incorporated herein.

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11.8
Modifications. This Agreement may only be modified if the modification is in writing and is signed by the Party against whom enforcement is sought.
11.9
Remedies Cumulative. Each right, power and remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise of the forbearance of exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all of such other rights, powers or remedies.
11.10
Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance of obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party. Failure on the part of any Party to complain of any act or failure to act by any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by any Party of its rights under this Agreement.
11.11
Notices. All notices or other communications, which shall or may be given pursuant to this Agreement, shall be in writing and shall be delivered by certified mail or registered mail with postage prepaid, return receipt requested, or by e-mail or by hand. Such communication shall be deemed given and received upon dispatch, if sent by e-mail (provided a transmission error message is not received by sender), or upon delivery if hand delivered, or within three (3) days of mailing, if sent by certified or registered mail, at the addresses of the parties as set forth in Exhibit “B” attached hereto. Any address for notice to a party may be changed at any time by written notice to the other parties.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Cost Sharing and Operating Agreement as of the day and year first above written.

KENNETH D. MOELIS
__________________________

MOELIS & COMPANY GROUP LP
By: __________________________ Name: Title: BRINDLE CAPITAL, INC. By: _________________________ Name: Title:

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EXHIBIT “A”

ALLOCATED ESTIMATED INITIAL (2025) UTILIZATION OF AIRCRAFT BY PARTIES

Aircraft: Bombardier Inc. model BD-700-1A10 (Global 6500), s/n 60162, N909ZM

Party	Flight Hours of Contemplated Use	Percentage of Total Usage by Parties
Mr. Moelis		[32.5%]
Group LP Brindle Capital		[35%] [32.5%]
TOTAL:	[ ] hrs.	100%

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EXHIBIT “B”

ADDRESSES FOR NOTICES

If to Mr. Moelis: Kenneth D. Moelis

10100 Santa Monica Blvd, Suite 1600

Los Angeles, CA 90067

Email: ken.moelis@moelis.com

If to Group LP: Moelis & Company Group LP

10100 Santa Monica Blvd, Suite 1600

Los Angeles, CA 90067

Attention: Osamu Watanabe

Email: osamu.watanabe@moelis.com

To Brindle Capital: Brindle Capital, Inc.

9355 Wilshire Blvd, Suite 350

Los Angeles, CA 90210

Attention: Paige Moelis

Email: paige@brindlecap.com

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